EXHIBIT 99.1

Predictive Oncology Reports Financial Results for Quarter Ended June 30, 2021, and Provides Business Update

MINNEAPOLIS, Aug. 11, 2021 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today reported financial results for the quarter ended June 30, 2021, and provided an update on business activities.

Q2 2021 Highlights:

  Net proceeds of $19.4 million from registered direct equity offering, contributing to a cash balance of $44.9 million on June 30, 2021, compared to $3.4 million for the same period in 2020.
  Total Stockholders’ Equity increased $50.4 million to $53.1 million as of June 30, 2021, compared to $2.6 million on December 31, 2020.
  Predictive subsidiary TumorGenesis partners with Swedish firm Cellevate AB, a collaboration designed to help give researchers next-generation tools to build treatments for difficult diseases.
  Subsidiaries TumorGenesis and Soluble Biotech announce construction of GMP facilities expected to be completed by year end, allowing an expansion of their unique services to better meet the needs of their growing customer bases.
  Introduced Dr. Christina Jenkins, MD, strategic advisor and venture investor with expertise in clinical medicine, health systems, and health plans as its newest board member.

“We are pleased with the progress our business segments are making as we conclude the first full year of operations for Soluble Biotech,” commented J. Melville Engle, Predictive Oncology Chief Executive Officer. “Soluble and TumorGenesis’ new GMP facilities are slated for completion by the end of 2021, which we expect will drive revenue growth opportunities as we meet the needs of researchers who are exploring ways to use the cancer cell’s own mechanisms to produce a target, expressed protein or biological target.”

“Predictive Oncology believes the results from this quarter show growth opportunities in our business segments, consistent with our goals and business objectives, and with even greater potential in the future. As we look towards the latter half of the year, we are confident that we will retain this trajectory as we invest in our people and our product offerings, supporting pharmaceutical companies to deliver more targeted approaches to therapy, increasing our footprint in this space and bringing value to our shareholders.”

Q2 2021 Financial results

The Company recorded revenue of $350,207 for the quarter, compared to $182,784 for the same quarter in 2020. G&A expenses decreased $1.13 million for the three months ended June 30, 2021 compared to 2020.

During the three months ended June 30, 2021, revenue increased to $350,207, an increase of approximately 92% from the previous year quarter. This included $34,910 from the Soluble reportable segment, the largest ever quarter in terms of revenue for that segment.

The gross profit margin was approximately 59% in the three ended June 30, 2021 compared to 53% in the prior year. Gross profit margins increased in the second quarter ofthe current year as costs were lower.

Operations expense increased by $46,680 to $567,796 in the three months ended June 30, 2021 compared to 2020, primarily due to higher costs related to staff and higher AI computing costs, partially offset by lower consulting expenses.

The Company’s sales and marketing expenses increased by $26,773 for the quarter to $159,788 compared to the same period in 2020, a direct result of commission expenditures in the Skyline Medical business, which itself saw an increase in revenue of $132,398 over the previous year quarter.

Net cash used in operating activities was $5,526,978 and $6,721,084 for the six months ended June 30, 2021 and June 30, 2020, respectively. Cash used in operating activities decreased in the 2021 period primarily because of the decrease in cash used for working capital and the lower operating costs related to the Helomics and Skyline business.

Net cash provided by financing activities was $50,363,456 and $9,874,355 for the six months ended June 30, 2021 and June 30, 2020, respectively. The cash provided in the six months ended June 30, 2021 was primarily due to proceeds from issuance of common stock and warrants in six financing transactions and the exercise of warrants by investors, in addition to proceeds from the issuance of common stock pursuant to the equity line agreement, offset by the repayment of outstanding debt, all of which are discussed in the Company’s 10-Q filing with the Securities and Exchange Commission.

About Predictive Oncology Inc.
Predictive Oncology (NASDAQ: POAI) operates through three segments (Skyline, Helomics and Soluble Biotech), which contain four subsidiaries: Helomics, TumorGenesis, Skyline Medical and Soluble Biotech.

Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. TumorGenesis Inc. specializes in media that help cancer cells grow and retain their DNA/RNA and proteomic signatures, providing researchers with a tool to expand and study cancer cell types found in tumors of the blood and organ systems of all mammals, including humans. Skyline Medical markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. Soluble Biotech is a provider of soluble and stable formulations for proteins including vaccines, antibodies, large and small proteins and protein complexes.

Forward-Looking Statements:
Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$44,881,034	$678,332
Accounts Receivable	196,520	256,878
Inventories	317,826	289,535
Prepaid Expense and Other Assets	241,799	289,490
Total Current Assets	45,637,179	1,514,235

Fixed Assets, net	3,950,613	3,822,700
Intangibles, net	3,254,838	3,398,101
Lease Right-of-Use Assets	1,131,795	1,395,351
Other Long-Term Assets	124,096	116,257
Goodwill	2,813,792	2,813,792
Total Assets	$56,912,313	13,060,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$941,960	$1,372,070
Notes Payable – Net of Discounts of $0 and $244,830	-	4,431,925
Accrued Expenses and other liabilities	1,256,087	2,588,047
Derivative Liability	229,620	294,382
Deferred Revenue	154,345	53,028
Lease Liability	640,353	597,469
Total Current Liabilities	3,222,365	9,336,921

Lease Liability – Net of current portion	554,716	845,129
Other long-term liabilities	47,146	235,705
Total Liabilities	3,824,227	10,417,755

Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 and 79,246 shares outstanding	792	792
Common Stock, $.01 par value, 100,000,000 shares authorized, 65,335,159 and 19,804,787 outstanding	653,352	198,048
Additional paid-in capital	167,279,695	110,826,949
Accumulated Deficit	(114,845,753)	(108,383,108)

Total Stockholders’ Equity	53,088,086	2,642,681

Total Liabilities and Stockholders’ Equity	$56,912,313	$13,060,436

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	2021	2020	2021	2020
Revenue	$350,207	$182,784	$630,524	$477,727
Cost of goods sold	142,877	85,261	240,635	177,918
Gross profit	207,330	97,523	389,889	299,809

General and administrative expense	2,077,973	3,211,817	5,348,750	6,040,293
Operations expense	567,796	521,116	1,142,608	1,069,869
Sales and marketing expense	159,788	133,015	274,429	397,424
Total operating loss	(2,598,227)	(3,768,425)	(6,375,898)	(7,207,777)
Other income	57,033	52,965	85,292	52,968
Other expense	(1,829)	(729,837)	(236,801)	(1,846,912)
Gain (loss) on derivative instruments	(30,909)	(422,081)	64,762	(394,974)
Gain on notes receivables associated with asset purchase	-	1,290,000	-	1,290,000
Net loss	$(2,573,932)	$(3,577,378)	$(6,462,645)	$(8,106,695)
Net loss attributable to common shareholders per common shares-basic and diluted	$(2,573,932)	$(3,577,378)	$(6,462,645)	$(8,106,695)

Loss per common share basic	$(0.05)	$(0.36)	$(0.15)	$(1.10)
Loss per common share diluted	(0.05)	(0.36)	(0.15)	(1.10)

Weighted average shared used in computation - basic	51,581,762	9,838,152	44,089,157	7,362,240
Weighted average shared used in computation - diluted	51,581,762	9,838,152	44,089,157	7,362,240

Investor Relations Contact:

Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net